SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ____)

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Filed by a Party other than the Registrant [   ]

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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-12

LUXEMBURG BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

N/A
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Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction
computed pursuant to Exchange Act Rule 0-11
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August 22, 2005

Dear Shareholder:

On May 19, 2005, Luxemburg Bancshares, Inc. mailed you a letter informing you of the proposed 500 to 1 reverse stock split and your options for remaining a shareholder if you hold fewer than 500 shares of record.  These options include consolidating your stock holdings into a single shareholder of record, acquiring additional shares or depositing your shares with a brokerage firm to hold the stock in “street name”.  This letter was followed on June 10, 2005 by a letter informing you that American Stock Transfer & Trust Company (AST) has been appointed as the Stock Transfer Agent for Luxemburg Bancshares, Inc. Due to various shareholder questions and possible confusion in regards to holding your stock in “street name” and the role of the transfer agent, American Stock Transfer & Trust Company (AST), we thought it would be helpful to more fully describe the term “street name” and the transfer agent company (AST) as noted below:

“Street name” refers to the name under which a brokerage firm holds the securities of its customers. Most brokerage firms hold their customer’s securities in the brokerage firm’s own name (or, more accurately, in the name of the brokerage firms’ designated nominee) rather than in the name of the individual customers. Examples of brokerage firms that use street name to hold stock are Raymond James Financial, Citigroup, Southwest Securities, First Clearing, Edward Jones, RBC Dain Rauscher, etc.

A brokerage firm holding shares in “street name” is considered as one record holder, even though the brokerage firm is holding shares for a large number of customers. Each brokerage firm, just as for any other shareholder of record, must hold 500 or more shares in “street name” for those shares to remain outstanding after the proposed reverse stock split, even if the shares are held for multiple customers who own less than 500 shares individually.

American Stock Transfer & Trust Company (AST) was appointed as the stock transfer agent for Luxemburg Bancshares, Inc in June 2005. At the time AST became our transfer agent your shares were not automatically transferred into “street name”.  AST’s main responsibilities consist of transferring stock between shareholders, stock registration changes and other stockholder servicing issues.

To answer these questions and discuss your other options in greater detail, the Bank would like to invite you to attend either of the two upcoming informational meetings to allow us to answer some of your questions about the proposed reverse stock split and clear up any possible confusion on this subject. The meetings will be held on Wednesday, September 7, 2005 at 1:00 P.M. and 7:00 P.M. at the Casco Branch Office located at 100 Old Orchard Avenue, Casco, WI.

If you have any questions, please feel free to contact Darice Bunker, Mary Jo Duescher or myself and we would be glad to address the questions you may have.

Sincerely,

/s/ John Slatky

John Slatky

President and Chief Executive Officer

IMPORTANT LEGAL INFORMATION:  SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT (WHICH WILL CONTAIN A LIST OF NAMES, AFFILIATIONS AND INTERESTS OF PARTICIPANTS IN THE SOLICITATION OF PROXIES) REGARDING THE PROPOSED TRANSACTION WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  THE PROXY STATEMENT WILL BE FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION BY THE COMPANY, AND SHAREHOLDERS MAY OBTAIN A FREE COPY OF THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY, AT THE SEC’S WEBSITE AT WWW.SEC.GOV.  THE PROXY STATEMENT AND OTHER DOCUMENTS FILED BY THE COMPANY MAY ALSO BE OBTAINED FREE BY DIRECTING A REQUEST TO THE COMPANY AT LUXEMBURG BANCSHARES, INC., 630 MAIN STREET, LUXEMBURG, WISCONSIN 54217, TELEPHONE NUMBER (920) 845-2345.